UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 5, 2014

HF2 FINANCIAL MANAGEMENT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	001-35848 (Commission File Number)	46-1314400 (IRS Employer Identification No.)

999 18th Street, Suite 3000, Denver, Colorado (Address of Principal Executive Offices)	80202 (Zip Code)

Registrant’s telephone number, including area code (303) 498-9737

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 5, 2014, HF2 Financial Management Inc. (the “Company”) received notice from The NASDAQ Stock Market (“NASDAQ”) that the Company is not in compliance with NASDAQ Listing Rule 5550(a)(3) because it has less than 300 “public holders.” Nasdaq Listing Rule 5550(a)(3) requires listed companies to maintain at least 300 “public holders,” which includes beneficial holders and holders of record, but does not include any holder who is, either directly or indirectly, an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding.

The notice received from NASDAQ does not immediately result in the delisting of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), from the NASDAQ Capital Market. Under NASDAQ rules, the suspension of trading and delisting of the Company’s securities will be stayed until October 20, 2014 (45 calendar days after the date of the notice), during which period the Company can submit a plan to regain compliance with NASDAQ Listing Rule 5550(a)(3). If the plan is accepted by NASDAQ, NASDAQ can grant an extension of up to 180 days from the date of the Notice to regain compliance with Listing Rule 5550(a)(3). If the plan is not accepted by NASDAQ, the Company will have the opportunity to appeal that decision. The Company intends to submit a plan to NASDAQ before October 20, 2014. The Company’s Class A Common Stock will continue to trade on The Nasdaq Capital Market in the period before October 20, 2014. There can be no assurance whether NASDAQ will accept the plan submitted by the Company or whether the Company will be able to regain compliance with NASDAQ Listing Rule 5550(a)(3) and maintain its listing on the NASDAQ Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF2 Financial Management Inc.

Date: September 9, 2014	By:	/s/ R. Bradley Forth
R. Bradley Forth
Executive Vice President and Chief Financial Officer